AMENDMENT #1 TO PARTICIPATION AGREEMENT

This Amendment, effective November 29, 2018, by and among MONY Life Insurance Company of America, Lord Abbett Series Fund, Inc. and Lord Abbett Distributor LLC (collectively, the “Parties”) is made to the Participation Agreement dated August 27, 2010 (the “Agreement”).

WHEREAS, the Parties wish to add Separate Account K to Schedule A of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.	In the event of inconsistencies between the Agreement and the Amendment, the terms of the Amendment shall govern.

3.	Except as modified and amended herein, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

MONY LIFE INSURANCE COMPANY OF AMERICA,

On behalf of certain separate accounts

By:
Name:	Steven M. Joenk
Title:	Chief Investment Officer and Managing Director

LORD ABBETT SERIES FUND, INC.

By:
Name:	Lawrence B. Stoller
Title:	Vice President and Assistant Secretary

LORD ABBETT DISTRIBUTOR LLC,

by Lord, Abbett & Co. LLC its Managing Member

By:
Name:	Lawrence B. Stoller
Title:	Member

SCHEDULE A

CONTRACTS

MONY Life Insurance Company of America Separate Account L

MONY Life Insurance Company of America Separate Account A

MONY Life Insurance Company of America Separate Account P

MONY Life Insurance Company of America Separate Account K